Exhibit 4.1

ADESTO TECHNOLOGIES CORPORATION,

AS COMPANY,

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

First Supplemental Indenture

Dated as of June 29, 2020

to the

Indenture

Dated as of September 23, 2019

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of June 29, 2020, is by and between Adesto Technologies Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of September 23, 2019 (the “Indenture”), to provide for the issuance of up to $80,500,000 aggregate principal amount of the Company’s 4.25% Convertible Senior Notes due 2024 (the “Notes”);

WHEREAS, the Company, Dialog Semiconductor plc, a company incorporated in England and Wales (“Parent”), and Azara Acquisition Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of February 20, 2020 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation;

WHEREAS, the Merger constitutes a Fundamental Change and a Make-Whole Fundamental Change;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the Effective Time (as defined in the Merger Agreement), each share of Common Stock of the Company (“Common Stock”) outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock held, directly or indirectly, by a wholly owned subsidiary of the Company, (ii) shares of Common Stock to be cancelled in accordance with Section 1.5(a)(ii) of the Merger Agreement and (iii) Dissenting Shares (as defined in the Merger Agreement)) will be converted automatically into the right to receive $12.55 per share in cash, without interest (the “Merger Consideration”);

WHEREAS, Article 11 of the Indenture permits the Company to merge with and into another Person so long as certain conditions have been met;

WHEREAS, Section 14.07 of the Indenture provides, among other things, that if there occurs any Share Exchange Event, including a merger involving the Company, as a result of which the Common Stock represents solely the right to receive stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount of the Notes shall be changed into a right to convert such principal amount of the Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property”) upon such Share Exchange Event;

WHEREAS, Section 14.07 of the Indenture provides that prior to or at the effective time of such Share Exchange Event, the Company will execute with the Trustee a supplemental indenture providing for such change in the right to convert each $1,000 principal amount of the Notes; provided, however, that at and after the effective time of the Share Exchange Event (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of the Notes in accordance with Section 14.02 of the Indenture and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 of the Indenture will instead be deliverable in the amount and type of the Reference Property that a holder of that number of shares of Common Stock would have received in such Share Exchange Event and (III) the Daily VWAP shall be calculated based on the value of a unit of the Reference Property;

WHEREAS, pursuant to Section 14.07 of the Indenture, the Reference Property shall consist of the Merger Consideration;

WHEREAS, the Company may consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its consolidated properties and assets to another Person subject to the provisions of Section 11.01 of the Indenture;

WHEREAS, Section 10.01 of the Indenture provides that, without the consent of any of the Holders of the Notes, the Company and the Trustee may execute a supplemental indenture in connection with any Share Exchange Event to provide that the Notes are convertible into the Reference Property, subject to the provisions of Section 14.02 of the Indenture and in accordance with Section 14.07 of the Indenture;

WHEREAS, all conditions for the execution and delivery of this First Supplemental Indenture have been complied with or have been done or performed; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01     Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the capitalized terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

For the purposes of this First Supplemental Indenture, a “unit of Reference Property” shall mean $12.55 in cash, without interest.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01     Conversion Obligation. In accordance with Sections 14.01 and 14.07 of the Indenture, as a result of the Merger, from and after the effective time of the Merger, the Indenture is hereby amended such that the Conversion Obligation due upon conversion of any Note, and the conditions to any such conversion, shall be determined in the same manner as if each reference to any number of Common Stock in Article 14 (or any related definitions) of the Indenture is a reference to the same number of units of Reference Property.

Section 2.02     Conversion of the Notes. In accordance with and subject to Sections 14.02(a) and 14.07 of the Indenture, as a result of the Merger, (i) from and after the effective time of the Merger, each $1,000 in principal amount of the Notes is, at and after the effective time of the Merger, convertible in accordance with the terms of the Indenture into the Reference Property, which shall consist of cash in an amount equal to the Conversion Rate in effect on the applicable Conversion Date multiplied by the price paid per share of outstanding Common Stock in the Merger, which shall initially be cash in the amount of $1,045.44 per $1,000 principal amount of Notes (prior to any adjustment contemplated pursuant to the last sentence of this Section 2.02) and (ii) the Company shall satisfy its Conversion Obligation by paying cash to the converting Holders on the second Business Day immediately following the relevant Conversion Date. As a result of the Merger, a Make-Whole Fundamental Change has occurred and the Conversion Rate has been adjusted pursuant to Section 14.03 during the Make-Whole Fundamental Change Period to 97.2080. Accordingly, a Holder shall be entitled to receive a total of $1,219.96 of cash upon conversion of $1,000 principal amount of Notes during the Make-Whole Fundamental Change Period.

ARTICLE 3

MISCELLANEOUS

Section 3.01     Severability.

In the event any provision of this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.02     Modification, Amendment and Waiver.

The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 10 of the Indenture.

Section 3.03     Ratification of Indenture; First Supplemental Indenture Part of the Indenture.

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of the Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The First Supplemental Indenture shall become effective simultaneously with the effective time of the Merger.

Section 3.04     [Reserved.]

Section 3.05     Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.06     Trustee Makes No Representation.

The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements contained in this First Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.

Section 3.07     Multiple Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 3.08     Headings.

The titles and headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09     Successors.

All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

Section 3.10     No Defaults.

Immediately after giving effect to the Share Exchange Event contemplated under this First Supplemental Indenture, the Company represents and warrants that no Default or Event of Default shall have occurred or be continuing.

Section 3.11     No Security Interest Created.

Nothing in this First Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 3.12     Benefits of Indenture.

Nothing in this First Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their respective successors hereunder, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

ADESTO TECHNOLOGIES CORPORATION

By:	/s/ Ron Shelton
	Name:	Ron Shelton
	Title:	Chief Financial Officer

Signature Page to First Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
	Name:	Bradley E. Scarbrough
	Title:	Vice President

Signature Page to First Supplemental Indenture